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Contact: Tom Dougherty
         President & Chief Executive Officer
         404-525-7272

                   AIRGATE PCS, INC. ANNOUNCES SECOND QUARTER
                         PRELIMINARY SUBSCRIBER RESULTS

ATLANTA (April 13, 2004) - AirGate PCS, Inc. (Nasdaq: PCSA), a PCS Affiliate of Sprint, today announced guidance on preliminary subscriber results and the ending balance of cash and cash equivalents for its second fiscal quarter ended March 31, 2004.

The following table provides actual subscriber results of the Company for the quarters ended March 31, 2003, and December 31, 2003, as well as guidance on preliminary subscriber results for the quarter ended March 31, 2004.

                                                  Quarter Ended
                                ------------------------------------------------
                                    3/31/03        12/31/03         3/31/04
                                     Actual         Actual        Preliminary
--------------------------------------------------------------------------------
Subscribers                         358,564        359,898          367,807
Gross Additions                      43,003         35,601           41,741
Churn Rate                            3.69%          3.10%            2.92%
Net Adds                              5,755            438            7,909
--------------------------------------------------------------------------------

During the quarter ended March 31, 2004, our subscriber base increased over December 31, 2003 as a result of increased gross subscriber additions and a reduced churn rate. The churn rate decreased both year over year and quarter over quarter primarily due to improvements in the credit quality of our subscriber base. The balance of cash and cash equivalents at the end of the quarter exceeded $45 million, and reflected a pre-payment on our credit facility of $10 million, debt restructuring-related payments of $5.1 million and a scheduled principal payment on our credit facility of $3.3 million.

About AirGate PCS

AirGate PCS, Inc. is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over 7.4 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; and Asheville, Wilmington and the Outer Banks of North Carolina.

                                      # # #

AirGate PCS' Announces Second Quarter Preliminary Results
Page 2
April 13, 2004


This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the wireless industry, the recapitalization plan, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Factors that could cause actual results to differ include: our dependence on the success of Sprint's wireless business; the competitiveness and impact of Sprint wireless pricing plans and PCS products and services; intense competition in the wireless market and the unsettled nature of the wireless market; the potential to experience a continued high rate of subscriber turnover; the ability of Sprint to provide back office billing, subscriber care and other services and the quality and costs of such services or, alternatively, our ability to outsource all or a portion of these services at acceptable costs and the quality of such services; subscriber credit quality; the ability to successfully leverage 3G products and services; inaccuracies in financial information provided by Sprint; new charges and fees, or increased charges and fees, imposed by Sprint; the impact and outcome of disputes with Sprint; our ability to predict future customer growth, as well as other key operating metrics; the impact of spending cuts on network quality, customer retention and customer growth; rates of penetration in the wireless industry; our significant level of indebtedness and debt covenant requirements; the impact and outcome of legal proceedings between other PCS Affiliates of Sprint and Sprint; the potential need for additional sources of capital and liquidity; risks related to our ability to compete with larger, more established businesses; anticipated future losses; rapid technological and market change; the effect of wireless local number portability; an adequate supply of subscriber equipment; the current economic slowdown; and the volatility of AirGate PCS' stock price.

For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' filings with the SEC, especially in the "risk factors" section of AirGate PCS' Form 10-K/A for the fiscal year ended September 30, 2003, and in subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

                                      -END-